Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements and related Prospectuses of EOP Operating Limited Partnership for the registration of:
•	$1.5 billion of 4.00% Exchangeable Senior Notes due 2026 (registration statement no. 333-137267);

•	$3.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-116202-01);

•	$4.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58976);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-43530);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58689);

•	and the registration statement (Form S-3MEF) of EOP Operating Limited Partnership for the registration of $60.0 million of debt securities and warrants exercisable for debt securities (registration statement no. 333-42928), of our report dated March 8, 2006, (except for the rental revenues paragraph in Note 2 and Notes 4, 5, 17, 18 and 19 as to which the date is December 4, 2006) with respect to the consolidated financial statements and schedule of EOP Operating Limited Partnership, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Chicago, Illinois
December 4, 2006